GLOBAL GOLD CONSOLIDATED RESOURCES LIMITED JV AND

SIGNATURE GOLD LIMITED EXECUTE FORMAL MERGER AND SHARE

SALE AGREEMENT

RYE, N.Y.—Nov. 22, 2013 (GLOBE NEWSWIRE) - Global Gold Corporation (GBGD) is pleased to announce that on November 22, 2013 its Global Gold Consolidated Resources Limited joint venture (GGCRL) along with Global Gold and Consolidated Resources Armenia concluded a “Formal Merger and Share Sale Agreement” with Signature Gold Limited of Sydney, Australia (Signature) to merge Armenian and Australian gold projects, into the renamed Global Signature Gold entity, planned to be listed on the Australian Stock Exchange. The closing is subject to relevant shareholder, board, and regulatory approvals as well as applicable third party consents. On September 10, 2013, the “Heads of Agreement” on which this formal agreement was based were announced.

As previously reported, GGCRL shall receive $80 million USD in the form of 487,439,023 shares of Signature plus up to $8 million in cash or shares, subject to audit confirmation, for debt repayment; Signature shall hold $15 million AUD in Signature shares for its contributions. Global Gold will distribute not less than 75% of the net shares it receives to its shareholders as of a record date to be established by the Global Gold Board. The GGCRL joint venture and related agreements will be terminated at the closing. A trust will be established to hold a 20% non-participating economic interest for the benefit of current Signature shareholders pending bankable feasibility studies on the Queensland Australian properties held by Signature immediately prior to the merger. Van Krikorian will serve as Executive Director and CEO and Brett Boynton will serve as Managing Director of the renamed Global Signature Gold post merger.

Signature is focused on Intrusive Related Gold System properties in Queensland, Australia and will be contributing its Mount Cassidy; Last Chance Day Dawn; Specimen Hill; Maxwellton; Fletcher’s Awl; Outer Rim; and Mosquito Hill gold projects. GGCRL will be contributing its Toukhmanuk and Getik gold projects in Armenia.

More information on Signature Gold and its projects can be found at http://www.signaturegold.com.au/IRM/content/default.aspx and more information on GGCRL and Global Gold Corporation can be found at http://www.globalgoldcorp.com/

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Global Gold Corporation • 555 Theodore Fremd Avenue • Rye, NY 10580 Phone: 914.925.0020 • Fax: 914.925.8860 www.globalgoldcorp.com

Cautionary Note to U.S. Investors -- All mineral reserves have been estimated and disclosed in accordance with the definition standards on mineral resources and mineral reserves of the Republic of Armenia State Natural Resources Agency as provided by the Republic of Armenia's Regulation for Applying Reserves Classification for Gold Deposits or pursuant to other foreign, international, and non-United States standards.

United States reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission "SEC" Industry Guide 7. Armenian, other foreign, international, and Guide 7 standards may not be consistent. The United States Securities and Exchange Commission limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. We use terms such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," or "inferred," which may not be consistent with the reserve definitions established by the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from our website or at www.sec.gov/edgar.shtml. Investors are cautioned not to assume that any part or all of mineral resources will ever be confirmed or converted to Guide 7 compliant "reserves." Copies of the agreements referenced above will be available in GGC’s SEC filings.

Global Gold Corporation www.globalgoldcorp.com is an international gold exploration, development, and mining company headquartered in the United States and has been active primarily in gold and silver mining in Armenia since 1995 and in Chile since 2003.  The Company is committed to building shareholder value and maintaining social and environmental responsibilities.   GGCRL is a joint venture to own and develop the Toukhmanuk and Getik properties in Armenia in which GGC currently owns 51% as reported in September 2012. The Directors of GGCRL are Messrs. Krikorian and Caralapati Premraj. The officers of GGCRL are: Mr. Van Krikorian, Executive Chairman; Mr. Jan Dulman, Financial Controller/CFO/Treasurer; and Mr. Ashot Boghossian Armenia Managing Director, with Ogier Corporate Services (Jersey) Limited continuing as secretary of the Company

Contact:
Global Gold Corporation
International Corporate Center at Rye

555 Theodore Fremd Avenue, Suite C208

Rye, New York 10580

Tel:  914-925-0020

Fax: 914-925-8860

ggc@globalgoldcorp.com
www.globalgoldcorp.com

Source: Global Gold Corporation

Global Gold Corporation • 555 Theodore Fremd Avenue • Rye, NY 10580 Phone: 914.925.0020 • Fax: 914.925.8860 www.globalgoldcorp.com